Exhibit 99.1

Tech Data Corporation Reports Fiscal 2010 First-Quarter Results

Net income attributable to shareholders of Tech Data Corporation grew 49 percent year-over-year to $31.8 million

CLEARWATER, Fla.--(BUSINESS WIRE)--May 21, 2009--Tech Data Corporation (NASDAQ:TECD), a leading distributor of IT products, today announced results for the first quarter ended April 30, 2009.

Results At A Glance
($ in millions, except per share amounts)	Three months ended April 30, 2009	Three months ended April 30, 2008 (As Adjusted) (1)
Net sales	$4,991.0	$6,065.8
Operating income	$49.9	$42.4
Net income attributable to shareholders of Tech Data Corporation	$31.8	$21.4
Net income per diluted share attributable to shareholders of Tech Data Corporation	$.63	$.40

(1) In May 2008, the Financial Accounting Standards Board issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). The provisions of FSP 14-1 were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application of all periods presented. See further explanation below.

Net sales for the first quarter ended April 30, 2009, were $5.0 billion, a decrease of 17.7 percent from $6.1 billion in the prior-year first quarter. The strengthening of the U.S. dollar against certain foreign currencies negatively impacted the year-over-year first-quarter net sales comparison by approximately ten percentage points. Operating income for the first quarter was $49.9 million, or 1.01 percent of net sales. This compared to operating income of $42.4 million, or .70 percent of net sales in the prior-year first quarter. First-quarter net income attributable to shareholders of Tech Data Corporation increased 48.6 percent to $31.8 million, or $.63 per diluted share compared to $21.4 million, or $.40 per diluted share for the prior-year period.

“We were pleased to deliver a solid first-quarter performance in a difficult economic environment. Our net sales were affected by the decline in IT spending, but our strength in execution and prudent management disciplines drove continued improvement in our overall operating income performance,” said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. “During the quarter, we completed several targeted, tuck-in acquisitions that will strengthen and further diversify our product and customer portfolio in Europe. In the Americas, several leading technology companies joined our vendor portfolio – a clear endorsement of Tech Data’s value-proposition in the IT marketplace. With $635 million in cash, our strong financial position provides a solid and flexible foundation, one which enables us to wisely maneuver the current market environment while also investing in our future.”

First-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.21 billion, or 44 percent of worldwide net sales, representing a decrease of 18.1 percent over the prior-year first quarter. The Americas’ net sales were affected by the declining economy and related slowdown in IT spending as well as competitive pricing pressures. Net sales in Europe totaled $2.78 billion, or 56 percent of worldwide net sales, representing a decrease of 17.4 percent (2.6 percent decrease on a euro basis) over the prior-year first quarter. Excluding the impact of the euro, Europe’s net sales were also affected by the challenging economic environment, however, the company benefited from the prior year acquisition of Nordic-based Scribona AB as well as share gains in certain markets.
  Gross margin for the first quarter was 5.28 percent compared to 4.86 percent in the prior-year first quarter. The year-over-year increase in gross margin was primarily attributable to solid execution of the company’s inventory, pricing and freight management practices, most notably in Europe, partially offset by competitive pricing conditions in the Americas.
  Selling, general and administrative expenses (SG&A) were $213.4 million, or 4.27 percent of net sales compared to $252.3 million, or 4.16 percent of net sales in the prior-year first quarter. The decrease in SG&A expenses, on a dollar basis, was attributable to prudent cost management actions including adjustments to headcount and reductions in payroll related expenses, as well as the decline in the value of certain foreign currencies year-over-year and the associated translation impact. As a percent of net sales, the increase in SG&A expenses was primarily due to the lower level of net sales in the current quarter.
  Considering the factors noted in the highlights above, operating income in the Americas for the first quarter was $25.3 million, or 1.14 percent of net sales compared to $40.7 million, or 1.51 percent of net sales in the prior-year first quarter. In Europe, the company generated operating income of $27.4 million, or .99 percent of net sales compared to operating income of $4.3 million, or .13 percent of net sales in the prior-year first quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company’s segment reporting (see “Supplementary Information” table attached).
  Cash provided by operations during the first quarter totaled $115.3 million. The company continues to enjoy excellent liquidity and financial flexibility with a cash position of $634.8 million at April 30, 2009.
  The company recorded ($.2) million of noncontrolling interest during the first quarter, representing the company’s Brightstar Europe joint venture partner’s share of the loss incurred for the quarter.
  The company’s effective tax rate for the first quarter was 23.7 percent compared to 41.0 percent in the prior-year period. The year-over-year decrease in the effective tax rate was primarily attributable to improved operating performance in the European region.

During the first quarter, the company adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) ("FSP 14-1"), which requires the company to separately account for the liability and equity components of its convertible debt instrument and to reflect interest expense at its market rate of borrowing as if the debt were not convertible. For the quarter ended April 30, 2009, the company recognized $2.5 million of non-cash interest expense related to FSP 14-1. The provisions of FSP 14-1 require retrospective application to prior periods and for the quarter ended April 30, 2008, the company adjusted the income statement to include non-cash interest expense of $2.5 million (approximately $.03 per diluted share after-tax). In addition, the convertible debentures are carried at face value less the debt discount associated with the adoption of FSP 14-1. As such, the carrying value of the convertible debentures as of January 31, 2009 was adjusted to $320.4 million from $350.0 million with the discount reflected as an increase to shareholders’ equity. For the full fiscal year ending January 31, 2010, results are expected to include approximately $10.0 million in non-cash interest expense related to the adoption of FSP 14-1. The comparable fiscal 2009 year has also been adjusted to include approximately $10.0 million in non-cash interest expense.

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. Due to the strength of the U.S. dollar against certain foreign currencies, combined with the current macro-economic environment and related decline in IT spending, net sales for the second quarter ending July 31, 2009 are anticipated to decline year-over-year at a rate similar to the first quarter. The company also believes it may see a sequential decline in gross margin.

Webcast Details

Tech Data will be discussing its first-quarter results and second-quarter business outlook on a conference call today at 9:00 a.m. ET. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. ET on Thursday, May 28, 2009.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of May 21, 2009. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (NASDAQ GS:TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these value-added resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 102nd on the FORTUNE 500(R), Tech Data generated $24.1 billion in net sales for its fiscal year ended January 31, 2009. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended
	April 30,
	2009	2008 (As Adjusted)(1)
Net sales	$4,990,959	$6,065,814
Cost of products sold	4,727,625	5,771,147
Gross profit	263,334	294,667
Selling, general and administrative expenses	213,405	252,301
Operating income	49,929	42,366
Interest expense and other	6,449	7,578
Net foreign currency exchange loss	2,100	743
Income before income taxes	41,380	34,045
Provision for income taxes	9,787	13,954
Consolidated net income	31,593	20,091
Net loss attributable to noncontrolling interest	172	1,288
Net income attributable to shareholders of Tech Data Corporation	$31,765	$21,379

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$.63	$.40
Diluted	$.63	$.40
Weighted average common shares outstanding:
Basic	50,153	52,845
Diluted	50,242	53,114

(1) In May 2008, the Financial Accounting Standards Board issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). The provisions of FSP 14-1 were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application of all periods presented.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	April 30,	January 31,
ASSETS	2009 (Unaudited)	2009 (As Adjusted)(1)
Current assets:
Cash and cash equivalents	$634,794	$528,023
Accounts receivable, net	2,277,938	2,346,185
Inventories	1,565,654	1,728,916
Prepaid expenses and other assets	178,093	168,673
Total current assets	4,656,479	4,771,797
Property and equipment, net	98,939	102,937
Other assets, net	153,080	148,362
Total assets	$4,908,498	$5,023,096
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans	$44,363	$57,906
Accounts payable	2,147,661	2,325,702
Accrued expenses and other liabilities	496,722	496,292
Total current liabilities	2,688,746	2,879,900
Long-term debt	333,860	331,233
Other long-term liabilities	69,554	69,950
Total liabilities	3,092,160	3,281,083
Equity attributable to shareholders of Tech Data Corporation	1,812,066	1,737,693
Noncontrolling interest	4,272	4,320
Total equity	1,816,338	1,742,013
Total liabilities and equity	$4,908,498	$5,023,096

(1) In May 2008, the Financial Accounting Standards Board issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). The provisions of FSP 14-1 were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application of all periods presented.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)

	Three months ended April 30, 2009		Three months ended April 30, 2008
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$25,264	1.14%	$40,723	1.51%
Europe	27,463.99%		4,326.13%
Stock-based compensation	(2,798)	(.06)%	(2,683)	(.04)%
Worldwide total	$49,929	1.01%	$42,366.70%

CONTACT:
Tech Data Corporation, Clearwater
Jeffery P. Howells, Executive Vice President and
Chief Financial Officer, 727-538-7825
jeff.howells@techdata.com
or
Kristin Wiemer Bohnsack, Director, Investor
Relations and Shareholder Services, 727-532-8866
kristin.wiemer@techdata.com